Exhibit 99.1

Victory Capital Reports May 2020 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--June 10, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $127.7 billion on May 31, 2020.

As previously announced, the closing of The Charles Schwab Company’s acquisition of USAA’s Investment Management Company on May 26 caused a transfer of assets primarily comprised of short-term money market funds that were subject to a revenue sharing arrangement and did not contribute to Victory Capital’s profitability. To a lesser extent, certain long-term assets also transferred out due to the acquisition’s closing. The impact of these asset transfers is reflected in the table below.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	May 31, 2020	April 30, 2020
Fixed Income	$35,280	$35,476
Solutions	28,845	27,867
U.S. Mid Cap Equity	22,374	21,148
U.S. Small Cap Equity	14,097	13,280
U.S. Large Cap Equity	12,494	11,880
Global / Non-U.S. Equity	10,681	10,213
Other	194	183
Total Long-Term Assets	$123,965	$120,047

Money Market / Short Term Assets	3,760	11,766
Total Assets Under Management	$127,726	$131,814

By Vehicle
Mutual Funds[2]	$99,429	$104,372
Separate Accounts and Other Vehicles[3]	24,852	24,070
ETFs	3,445	3,372
Total Assets Under Management	$127,726	$131,814

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a diversified global asset management firm with $127.7 billion in assets under management as of May 31, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com